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                                                                     EXHIBIT 8.1

          [Shearman & Sterling Letterhead]







                                  July 13, 2001

Stilwell Financial Inc.
920 Main Street
Kansas City, Missouri  64105


                     Liquid Yield Option/TM/ Notes due 2031
                     --------------------------------------

Ladies and Gentlemen:

     We have acted as special United States federal income tax counsel ("Special Federal Tax Counsel") to Stilwell Financial Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, of the Registration Statement on Form S-3 filed with the Commission on the date hereof (the "Registration Statement"), of which the prospectus forms a part (the "Prospectus"). The Registration Statement relates to the Liquid Yield OptionTM Notes due 2031 (the "LYONs") in an aggregate principal amount at maturity of $930,709,000 issued by the Company (as described in the Prospectus). The LYONs were sold subject to the terms and conditions set forth in the Purchase Agreement dated April 25, 2001 (the "Purchase Agreement") between the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), and were issued under an Indenture, dated as of April 30, 2001 (the "Indenture"), between the Company and The Chase Manhattan Bank, as indenture trustee.

     In our capacity as Special Federal Tax Counsel, we have reviewed the Prospectus, the Purchase Agreement, the Indenture and such other documents and corporate records as we have deemed necessary or appropriate (the "Transaction Documents"). In this regard, we have assumed that all disclosures, representations and warranties in the Transaction Documents were

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/TM/Trademark of Merrill Lynch & Co., Inc.

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true, correct and complete when made, and continue to be true, correct and complete as of the date hereof, and that there has been, and will continue to be, full compliance with all agreements and covenants contained in the Transaction Documents. Additionally, we have relied upon the statements of employees and representatives of the Company as to certain factual matters, and upon financial data, calculations and projections provided to us by Merrill Lynch, including estimates of the net present value of all payments of contingent interest that may be made by the Company over the term of the LYONs.

     Based upon the foregoing, in reliance thereon and subject thereto, and based further upon the United States Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, administrative pronouncements of the United States Internal Revenue Service (the "IRS") and judicial decisions, all is in effect on the date hereof (and all of which may be subject to change, possibly on a retroactive basis), we are of the opinion that:

     (1) the LYONs will be treated as indebtedness for United States federal income tax purposes;

     (2) the LYONs will be subject to the rules governing contingent payment debt instruments under section 1.1275-4 of the Treasury regulations (and, in particular, paragraph (b) thereof);

     (3) in applying such Treasury regulations to the LYONs, the term "comparable yield" means the yield at which the Company would issue, as of the issue date of the LYONs, fixed-rate, non-convertible debt instruments providing for no contingent payments, but with terms and conditions otherwise comparable to those of the LYONs; and

     (4) the discussions contained in the Prospectus under the captions "Summary - The Offering - Tax Original Issue Discount" and "Certain United States Federal Income Tax Considerations," insofar as such discussions constitute statements of United States federal income tax law or legal conclusions, subject to the assumptions, limitations and conditions set forth therein, accurately describe the material United States federal income tax consequences of the LYONs to holders thereof.

You should be aware that, depending on the identity of the persons to whom the LYONs were marketed or sold, there may be a presumption that the comparable yield is the "applicable federal rate," as such term is used in Treasury regulation section 1.1275-4(b)(4). This presumption may

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be overcome only with clear and convincing evidence that the comparable yield should be a specific yield other than the applicable federal rate.

     No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of the issuance of the LYONs under state, local or non-United States tax laws, and the reasonableness of the assumptions relied upon by us in rendering our opinion above. Moreover, this opinion of counsel is based upon current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any changes in such law or practice unless we are specifically retained to do so. Furthermore, the conclusions set forth in this opinion of counsel are not binding on the IRS or the courts, and no assurance can be given that the IRS will not take contrary positions upon an examination, or that a court will agree with such conclusions if litigated.

     We hereby consent to the use of this letter as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus.

                                                        Very truly yours,


                                                        /s/ Shearman & Sterling
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                                                          Shearman & Sterling